NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue
Director of Investor Relations
212-798-6118

Nadean Finke
Investor Relations
212-479-5295

Newcastle Announces Fourth Quarter and Year End 2007 Results

Highlights

–	FFO loss of $105.9 million, or $2.01 per diluted share, for the quarter ended December 31, 2007. FFO excluding the effect of charges was $37.1 million, or $0.70 per diluted share for the quarter ended December 31, 2007.

–	Adjusted book value per share was $16.39 and GAAP book value per share was $5.59 as of December 31, 2007.

–	Since year end, the Company has reduced its recourse debt by $888 million and increased cash available to invest from $29 million to $120 million.

Financial Results

Fourth Quarter 2007

New York, NY, February 27, 2008 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2007, Funds from Operations (“FFO”) loss was $105.9 million, or $2.01 per diluted share, compared to FFO of $0.70 per diluted share for quarter ended December 31, 2006. Fourth quarter FFO includes charges of $143.0 million. Excluding the effect of such charges, we generated FFO of $37.1 million, or $0.70 per diluted share, and an FFO return on average invested equity of 14.4%.

For the three months ended December 31, 2007, the loss attributable to common stockholders was $106.2 million, or $2.01 per diluted share, compared to income of $0.70 per diluted share for the fourth quarter 2006. Excluding the effect of charges, income available for common stockholders was $36.7 million, or $0.70 per diluted share for the quarter ended December 31, 2007.

Of the $143.0 million of charges recorded in the fourth quarter 2007, $128.8 million represented other than temporary impairment under U.S. GAAP. These charges resulted in a reduction in FFO and income available to common stockholders of $2.71 per diluted share.

Full Year 2007

FFO loss for the year ended December 31, 2007 was $77.0 million, or $1.50 per diluted share, compared to FFO of $2.69 per diluted share for the year ended December 31, 2006. Full year FFO includes total charges of $224.1 million. Excluding the effect of such charges, we generated FFO of $147.1 million, or $2.86 per diluted share, and an FFO return on average invested equity of 14.2%.

For 2007, the loss attributable to common stockholders was $78.1 million, or $1.52 per diluted share, compared to income of $2.67 per diluted share for 2006. Excluding the effect of charges, income available for common stockholders was $146.0 million, or $2.84 per diluted share, for the year ended December 31, 2007.

Of the $224.1 million of charges recorded in the year ended December 31, 2007, $202.6 million represented other than temporary impairment under U.S. GAAP. These charges resulted in a reduction in FFO and income available to common stockholders of $4.36 per diluted share.

Net Book Value

Our GAAP common equity book value decreased to $5.59 per share, or $295.1 million at December 31, 2007, down from $12.66 per share at September 30, 2007. Under U.S. GAAP, we are required to mark our available for sale security investments and our derivatives to fair value, but not our loan investments or liabilities. If we marked all of our assets and liabilities to fair value, we estimate our net book value per share would have been $16.39 at December 31, 2007. Our GAAP book value would equal our adjusted book value if we elected to mark all of our financial assets and liabilities to fair value under SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”

For a reconciliation and discussion of GAAP income available to common stockholders to FFO and GAAP book equity to invested common equity as well as GAAP net book value to adjusted net book value, please refer to the tables following the presentation of GAAP results.

Dividends

For the quarter ended December 31, 2007, Newcastle’s Board of Directors declared a dividend of $0.72 per common share. Common dividends declared in 2007 totaled $2.85 per share. In 2007, we declared preferred dividends on our 9.75% Series B, 8.05% Series C and 8.38% Series D Cumulative Redeemable Preferred Stock in the amounts of $2.438, $2.013 and $1.838 per share, respectively.

First Quarter 2008 Activity

Given the uncertain market environment, since year end the Company has focused on strengthening its balance sheet by reducing its recourse debt exposure and increasing liquidity. As a result, the Company sold $1.3 billion of assets, reduced its recourse debt by $888 million, reduced its non-recourse debt by $379 million and increased its cash available to invest from $29 million to $120 million. In connection with these sales, we realized a net loss of $14.2 million.

Asset sales since December 31, 2007 through February 25, 2008 included:

•	$547 million of real estate securities and loans:

	•	$254 million of REIT debt with an average rating of BBB and an average life of 3.7 years

	•	$248 million of CMBS with an average rating of A- and an average life of 2.5 years

	•	$25 million of a non-rated commercial real estate whole loan with an average life of 4.0 years

	•	$20 million of other real estate assets ($9 million of corporate bank loans rated B-, $8 million B-Note rated AAA and $3 million of non-rated mezzanine debt)

•	$770 million of FNMA and FHLMC securities with an implied AAA rating.

The following table compares the face amount of our liabilities as of December 31, 2007 adjusted for sales through February 25, 2008 ($ in millions):

	February 25, 2008	December 31, 2007
Recourse Financings
Real Estate Securities and Loans (1)	$471	$601
FNMA/FHLMC Securities	448	1,206
Total Recourse Financings	919	1,807

Non-Recourse Financings
CBOs and Other	4,901	5,280
Total Financings	$5,820	$7,087

Recourse Financings as % of Total Financings	16%	25%

(1) Recourse financings on our real estate securities and loans include off-balance sheet debt (in the form of total return swaps) of $93 million at February 25, 2008 and $172 million at December 31, 2007.

Investment Portfolio

Newcastle’s current $6.9 billion investment portfolio consists primarily of commercial, residential and corporate debt. During the fourth quarter, we purchased $145 million, sold $40 million and had paydowns of $346 million for a net decrease of $241 million. Since 2007 year end, we sold an additional $1.3 billion of assets.

All tables pertaining to our investment portfolio are as of December 31, 2007 adjusted for sales through February 25, 2008.

The following table describes our investment portfolio ($ in millions):

	Dec 31, 2007 Face Amount $	Assets Sold Through Feb 25, 2008	Adjusted Face Amount $	Adjusted Face Amount %	Number	Credit (1)	Weighted Average Life
Commercial Assets
CMBS	$2,529	$248	$2,281	32.8%	258	BBB-	5.7
Mezzanine Loans	823	3	820	11.8%	23	68%	1.9
B-Notes	398	8	390	5.6%	13	63%	1.7
Whole Loans	115	25	90	1.3%	4	77%	1.4
Investment in Joint Ventures (2)	21	—	21	0.3%	2	NR	—
	3,886	284	3,602	51.8%			4.3

Residential Assets (3)
MH and Residential Loans	645	—	645	9.3%	16,012	696	5.5
Subprime Securities	586	—	586	8.4%	122	BB+	3.7
Residual and Retained Securities	145	—	145	2.1%	8	BB+ / 634	6.2
Real Estate ABS	106	—	106	1.5%	26	BBB	5.1
	1,482	—	1,482	21.3%			4.8

Corporate Assets
REIT Debt	921	254	667	9.6%	67	BBB-	5.6
Corporate Bank Loans	662	9	653	9.4%	14	B	3.1
	1,583	263	1,320	19.0%			4.6

Total Core Portfolio	6,951	547	6,404	92.2%			4.4

Other Assets
FNMA/FHLMC Securities	1,229	770	459	6.6%	15	AAA	3.3
ICH Loans	85	—	85	1.2%	46	NR	0.3
	1,314	770	544	7.8%			3.1

Total/Weighted Average	$8,265	$1,317	$6,948	100.0%			4.2

(1)
Credit statistics represent weighted average rating for rated assets, loan-to-value ratio for non-rated commercial assets, FICO score for non-rated residential assets and implied AAA for FNMA/FHLMC securities.

(2)	Excludes other operating real estate of $40 million.

(3)	Excludes $406 million of loans subject to call option.

The following table compares certain supplemental data relating to our investment portfolio ($ in millions):

	Total Portfolio			Core Portfolio
	February 25, 2008	December 31, 2007	September 30, 2007	February 25, 2008	December 31, 2007	September 30, 2007
Face Amount	$6,948	$8,265	$8,523	$6,404	$6,951	$7,149

Weighted average asset yield	7.32%	7.08%	7.27%	7.45%	7.42%	7.64%
Weighted average liability cost	5.41%	5.39%	5.64%	5.42%	5.49%	5.77%
Weighted average net spread	1.91%	1.69%	1.63%	2.03%	1.93%	1.87%

Commercial Assets

We own $3.6 billion of adjusted face amount of commercial assets, which includes CMBS, mezzanine loans, B-Notes, whole loans and investments in joint ventures.

•	During the fourth quarter, we purchased $75 million, sold $40 million and had paydowns of $206 million for a net decrease of $171 million.

•	Since year end, we sold a total of $284 million of assets comprised of $248 million of CMBS, $25 million of whole loans, $8 million of B-Notes and $3 million of mezzanine debt for a net realized loss of $5 million.

•	We had three CMBS securities or $13 million upgraded (from an average rating of A+ to AA-) with five securities or $74 million downgraded (from an average rating of BB- to B-).

The following table summarizes our CMBS portfolio ($ in thousands):

Vintage	Weighted Average Rating	Number	Adjusted Face Amount $	Adjusted Face Amount %	Delinquency 60+/FC/REO	Weighted Average Credit Enhancement	Weighted Average Life

Pre 2004	BBB+	82	$442,932	19.4%	0.8%	12.8%	4.6
2004	BBB-	59	436,119	19.1%	0.1%	5.2%	6.0
2005	BB+	50	586,494	25.7%	0.2%	4.2%	6.7
2006	BBB-	36	448,938	19.7%	0.0%	5.4%	4.1
2007	BBB	31	366,673	16.1%	0.0%	7.3%	6.8

Total/Weighted Average	BBB-	258	$2,281,156	100.0%	0.2%	6.8%	5.7

In the fourth quarter, we recorded a $13 million charge on two securities. The majority of the charge was related to a $11 million impairment in a CDO security managed by a third party. Our GAAP basis in this asset subsequent to this impairment is $640,000. We currently do not own any other CDO securities managed by third parties.

The following table summarizes the loan-to-value ratios on our mezzanine loans, B-Notes and whole loan portfolio ($ in thousands):

	Mezzanine	B-Note	Whole Loan	Total

Adjusted Face Amount	$819,603	$390,130	$89,935	$1,299,668

Number	23	13	4	40

Weighted Average First $ Loan To Value	57.0%	46.8%	12.6%	50.9%
Weighted Average Last $ Loan To Value	68.0%	63.4%	77.4%	67.3%

Delinquency	0.0%	0.0%	0.0%	0.0%

Residential Assets

We own $1.5 billion of adjusted face amount of residential assets, which includes manufactured housing (MH), residential loans and subprime securities.

•	During the fourth quarter, we made no purchases or sales and had paydowns of $69 million of which $42 million was related to subprime securities.

•	We had one real estate ABS or $2 million upgraded (from a rating of A to A+) with 43 securities or $251 million downgraded (from an average rating of BBB- to B-).

•	Our two manufactured housing loan portfolios totaling $542 million continue to perform well as only 0.92% of the underlying loans are 60+ days delinquent versus 0.75% for the third quarter 2007.

The following tables summarize our subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):

	Security Characteristics
Vintage	Weighted Average Rating	Number	Adjusted Face Amount $	Adjusted GAAP Basis $	Principal Subordination	Excess Spread

2003	A	16	$42,066	$40,236	23.0%	1.7%
2004	A-	30	176,018	167,263	16.5%	2.0%
2005	BBB	44	200,752	186,605	14.8%	2.9%
2006	CCC	29	159,497	22,303	4.0%	2.6%
2007	BBB-	3	7,750	4,384	10.3%	2.4%

Total/Weighted Average	BB+	122	$586,083	$420,792	12.9%	2.4%

	Collateral Characteristics
Vintage	Deal Age (Months)	Collateral Factor	Delinquency 90+/FC/REO	Cumulative Loss To Date	3 Month CPR (1)

2003	52	0.14	10.0%	2.1%	18.9%
2004	42	0.18	13.3%	1.3%	22.0%
2005	29	0.38	18.8%	1.3%	27.8%
2006	17	0.72	18.6%	0.8%	17.2%
2007	9	0.91	9.4%	0.0%	9.4%

Total/Weighted Average	31	0.40	16.3%	1.2%	22.3%

(1) CPR is the constant prepayment rate.

In the fourth quarter, we recorded an $84 million charge related to our $586 million subprime securities portfolio. The majority of the charge was related to a $59 million impairment of our 2006 vintage securities, reducing our GAAP basis in these securities to $22 million. In addition, we recorded a $25 million impairment on 13 other subprime securities with a face amount of $67 million.

We own $76 million of securities and $69 million of residual interests in two subprime portfolio securitizations from 2006 (“Portfolio 1”) and 2007 (“Portfolio 2”). The following table summarizes our subprime portfolio securitizations ($ in thousands):

	Security Characteristics		Portfolio Characteristics
Deal	Adjusted Face Amount $	GAAP Basis $	Weighted Average Loan Age (Months)	Securitization Balance $	Current Balance $	Delinquency 90+/FC/REO	Actual Cumulative Loss To Date	Projected Cumulative Loss To Date

Portfolio 1	$68,773	$52,333	28	$1,502,181	$898,456	10.0%	0.2%	0.5%
Portfolio 2	75,855	60,448	11	1,087,942	1,019,905	2.3%	0.0%	0.0%

In the fourth quarter, even though the portfolios have been out-performing our initial underwriting, we updated our future loss and prepayment assumptions based on current market conditions. Under the new assumptions, we recorded impairments of $13 million on the residuals and $13 million on the retained securities. The following summarizes the changes in our prepayment and loss assumptions on both portfolios:

	Portfolio Characteristics
	Portfolio 1	Portfolio 2

Cumulative Loss
Original Underwriting	5.3%	8.0%
Revised Underwriting	7.5%	13.7%
Change	+2.2%	+5.7%

Lifetime Constant Voluntary Prepayment Rate
Original Underwriting	28.0%	30.1%
Revised Underwriting	21.9%	19.7%
Change	-6.1%	-10.4%

In addition, prior to securitization of Portfolio 2, the seller repurchased $185 million (or 14.6%) of the original loan pool due to early payment defaults. We believe these loans would otherwise have contributed to significantly higher delinquencies and ultimately greater losses in the deal.

Corporate Assets

We own $1.3 billion of adjusted face amount of corporate assets, including REIT debt and corporate bank loans.

•	During the quarter, we purchased $70 million and had paydowns of $11 million for a net increase of $59 million.

•	Since year end, we sold a total of $263 million of assets comprised of $254 million of REIT debt and $9 million of bank loans for a net realized loss of $6 million.

•	We had two REIT assets totaling $11 million upgraded (from an average rating of BBB- to BBB), one bank loan of $85 million upgraded (from a rating of B+ to BB) and two bank loans totaling $70 million downgraded (from an average rating of BB- to B+).

The following table summarizes our REIT debt portfolio ($ in thousands):

Industry	Weighted Average Rating	Number	Adjusted Face Amount $	Adjusted Face Amount %

Retail	BBB-	17	$204,435	30.7%
Office	BBB	14	137,919	20.7%
Diversified	BBB	14	141,463	21.2%
Hotel	BBB-	4	47,720	7.2%
Multifamily	BBB+	8	44,508	6.7%
Healthcare	BBB-	5	46,359	7.0%
Industrial	BBB	3	20,865	3.1%
Storage	A-	2	23,406	3.5%

Total/Weighted Average	BBB-	67	$666,675	100.0%

The following table summarizes our corporate bank loan portfolio ($ in thousands):

Industry	Weighted Average Rating	Number	Adjusted Face Amount $	Adjusted Face Amount %

Real Estate	B-	4	$186,952	28.6%
Resorts	BB-	1	118,038	18.1%
Media	B+	1	112,000	17.2%
Retail	B-	1	100,000	15.3%
Restaurant	B-	2	44,426	6.8%
Transportation	C	2	37,175	5.7%
Gaming	B+	2	29,759	4.6%
Theatres	BB-	1	24,591	3.8%

Total/Weighted Average	B	14	$652,940	100.0%

Conference Call

Newcastle’s management will conduct a live conference call today, February 27, 2008, at 1:00 P.M. Eastern Time to review the financial results for the quarter ended December 31, 2007. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until March 31, 2008.

A telephonic replay of the conference call will also be available until 11:59 P.M. eastern time on Wednesday, March 12, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “34057948.”

About Newcastle

Newcastle Investment Corp. owns and manages a $6.9 billion highly diversified real estate debt portfolio with moderate credit risk that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset management firm with approximately $40 billion in assets under management as of September 30, 2007. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on them. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp. Consolidated Statements of Operations (dollars in thousands, except share data) (Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Revenues
Interest income	$680,551	$530,006	$156,691	$151,562
Rental and escalation income	6,673	4,861	2,775	1,245
Gain on sale of investments, net	14,056	12,998	42	2,276
Other income (loss)	(13,223)	5,402	(12,666)	857
	688,057	553,267	146,842	155,940
Expenses
Interest expense	476,988	374,269	108,880	109,156
Loss on extinguishment of debt	15,032	658	—	—
Property operating expense	5,514	3,805	2,415	997
Loan and security servicing expense	9,719	6,944	1,947	1,984
Provision for credit losses	10,394	9,438	2,449	3,570
Provision for losses, loans held for sale	7,325	4,127	1,571	—
General and administrative expense	6,041	4,946	1,891	967
Management fee to affiliate	17,645	14,018	4,597	3,598
Incentive compensation to affiliate	6,209	12,245	—	3,465
Depreciation and amortization	1,412	1,085	382	318
	556,279	431,535	124,132	124,055

Income before other gains (losses)	131,778	121,732	22,710	31,885

Other Gains (Losses)
Other than temporary impairment	(202,602)	—	(128,789)	—
Income (loss) before equity in earnings of unconsolidated subsidiaries	(70,824)	121,732	(106,079)	31,885
Equity in earnings of unconsolidated subsidiaries	5,390	5,968	3,236	2,052
Income taxes on related taxable subsidiaries	—	—	—	—
Income (loss) from continuing operations	(65,434)	127,700	(102,843)	33,937
Income (loss) from discontinued operations	(23)	223	(21)	10
Net Income (Loss)	(65,457)	127,923	(102,864)	33,947
Preferred dividends	(12,640)	(9,314)	(3,375)	(2,329)
Income (Loss) Attributable To Common Stockholders	$(78,097)	$118,609	$(106,239)	$31,618
Net Income (Loss) Per Share of Common Stock
Basic	$(1.52)	$2.68	$(2.01)	$0.70
Diluted	$(1.52)	$2.67	$(2.01)	$0.70
Income (loss) from continuing operations per share of common stock, after preferred dividends
Basic	$(1.52)	$2.67	$(2.01)	$0.70
Diluted	$(1.52)	$2.67	$(2.01)	$0.70
Income (loss) from discontinued operations per share of common stock
Basic	$—	$0.01	$—	$—
Diluted	$—	$—	$—	$—
Weighted Average Number of Shares of
Common Stock Outstanding
Basic	51,369,486	44,268,575	52,779,179	45,128,969
Diluted	51,369,486	44,417,113	52,779,179	45,384,810
Dividends Declared per Share of Common Stock	$2.85	$2.62	$0.72	$0.69

Newcastle Investment Corp. Consolidated Balance Sheets (dollars in thousands, except share data) (Unaudited)

	As of December 31, 2007	As of December 31, 2006
Assets
Real estate securities, available for sale	$4,835,884	$5,581,228
Real estate related loans, net	1,856,978	1,568,916
Residential mortgage loans, net	634,605	809,097
Subprime mortgage loans, held for sale	—	—
Subprime mortgage loans subject to call option	393,899	288,202
Investments in unconsolidated subsidiaries	24,477	22,868
Operating real estate, net	34,399	29,626
Cash and cash equivalents	55,916	5,371
Restricted cash	133,126	184,169
Derivative assets	4,114	62,884
Receivables and other assets	64,372	52,031
	$8,037,770	$8,604,392
Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	$4,716,535	$4,313,824
Other bonds payable	546,798	675,844
Notes payable	—	128,866
Repurchase agreements	1,634,362	760,346
Repurchase agreements subject to ABCP facility	—	1,143,749
Financing of subprime mortgage loans subject to call option	393,899	288,202
Credit facility	—	93,800
Junior subordinated notes payable (security for trust preferred)	100,100	100,100
Derivative liabilities	133,510	17,715
Dividends payable	40,251	33,095
Due to affiliates	7,741	13,465
Accrued expenses and other liabilities	16,949	33,406
	7,590,145	7,602,412

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding (Series D issued in 2007)	152,500	102,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,779,179 and 45,713,817 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	528	457
Additional paid-in capital	1,033,326	833,887
Dividends in excess of earnings	(236,213)	(10,848)
Accumulated other comprehensive income (loss)	(502,516)	75,984
	447,625	1,001,980
	$8,037,770	$8,604,392

Newcastle Investment Corp. Reconciliation of GAAP Net Income to FFO (dollars in thousands) (Unaudited)

	Three Months Ended December 31, 2007	Year Ended December 31, 2007
Net income (loss) attributable to common stockholders	$(106,239)	$(78,097)
Operating real estate depreciation	309	1,121
Funds from operations (“FFO”)	$(105,930)	$(76,976)

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp. Reconciliation of GAAP Book Equity to Invested Common Equity (dollars in thousands) (Unaudited)

December 31, 2007
Book equity	$447,625
Preferred stock	(152,500)
Accumulated depreciation on operating real estate	6,000
Accumulated other comprehensive (income) loss	502,516
Invested common equity	$803,641

Newcastle Investment Corp. Reconciliation of GAAP Book Value to Adjusted Book Value (dollars in thousands, except per share) (Unaudited)

	Amount	Per Share
GAAP Book Value	$295,125	$5.59
Adjustments to Fair Value:
Commercial Real Estate Loans	(88,405)	(1.67)
CDO Liabilities	641,382	12.15
Other Assets/Liabilities	17,004	0.32
Total Adjustments	569,981	10.80

Adjusted Book Value	$865,106	$16.39